Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2017. We further consent to the incorporation by reference thereof into Bonanza Creek Energy, Inc.'s Registration Statements on Form S-8 (Registration Nos. 333-179207 and 333-206399) and on Form S-3 (Registration Nos. 333-186019, 333-192258, 333-197413, 333-197901, and 333-206398).

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
March 14, 2018